Exhibit 99.1

HYPERDYNAMICS ANNOUNCES EXTENSION OF MEMORANDUM OF UNDERSTANDING WITH GOVERNMENT OF GUINEA

HOUSTON, March 11 /PRNewswire-FirstCall/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced that the Memorandum of Understanding (MOU) with the government of the Republic of Guinea has been extended by five working days to allow the government to complete its review of a proposed amendment to the 2006 Production Sharing Contract (PSC) among Hyperdynamics, Dana Petroleum and the Republic.

In September 2009, Hyperdynamics and the Republic of Guinea entered into a MOU that called for a review of the commercial terms of the PSC to bring them in line with international standards. The MOU provided for a six-month negotiating period intended to culminate in an agreed PSC amendment.

"Today we received notice in writing from the Minister of Mines and Geology of the extension designed to allow the government to complete its review of the proposed amendment," said Ray Leonard, President and Chief Executive Officer.  "The PSC Amendment must be reviewed by the Council of Ministers, and we applaud the increasingly transparent approval process.  We look forward to continuing to work with the Guinean government in the search for offshore oil and gas," he said.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at http://www.hyperdynamics.com/.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

Contacts:	Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321